Exhibit 99.1

Itron Announces Third Quarter 2019 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 4, 2019--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter ended Sept. 30, 2019. Key results for the quarter include (compared with the third quarter of 2018):

  Revenue of $624 million, compared with $596 million;
  Gross margin of 31.5%; compared with 33.1%;
  GAAP net income of $17 million, compared with $20 million;
  GAAP diluted earnings per share (EPS) of $0.42, compared with $0.50;
  Non-GAAP diluted EPS of $1.04, compared with $1.13;
  Adjusted EBITDA of $74 million, compared with $81 million; and
  Total backlog was flat at $3.1 billion.

"We had solid performance in the third quarter," said Tom Deitrich, Itron's president and chief executive officer. "These results were primarily driven by strong demand in our Networked Solutions segment. We continue to see a healthy pipeline of customer activity."

Summary of Third Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total third quarter revenue increased 5% to $624 million, or 7%, excluding the impact of changes in foreign currency exchange rates.

Networked Solutions revenue increased 11% driven by strong customer deliveries in North America. Device Solutions revenue decreased 3% and Outcomes revenue decreased 1%. Excluding the impact of changes in foreign currency exchange rates, the Device Solutions and Outcomes segments were both up 1%.

Gross Margin

Consolidated company gross margin of 31.5% decreased 160 basis points from the prior year due to higher warranty costs and variable compensation, partially offset by restructuring benefits.

Operating Expenses and Operating Income

GAAP operating expenses of $157 million increased $2 million from the prior year due to higher restructuring and product development expenses. Non-GAAP operating expenses of $130 million increased $4 million from the prior year, primarily due to increased variable compensation.

GAAP operating income of $39 million and non-GAAP operating income of $66 million decreased compared with the prior year due to higher operating expenses and the impact of changes in foreign currency exchange rates.

Net Income (loss) and Earnings per Share

The net income attributable to Itron, Inc. for the quarter was $17 million, or $0.42 per diluted share, a decrease from net income of $20 million, or $0.50 per diluted share, in 2018. The decrease was driven by lower operating income in the current period.

Non-GAAP net income, which excludes certain charges including restructuring, acquisition and integration related expenses, corporate transition cost, amortization of intangible assets, amortization of debt placement fees and the income tax effect of those adjustments, was $41 million, or $1.04 per diluted share, compared with $45 million, or $1.13 per diluted share, in 2018. The decrease in non-GAAP EPS was due to lower non-GAAP operating income in the current period.

Cash Flow

Net cash provided by operating activities was $50 million in the third quarter compared with $51 million in the same quarter of 2018. Free cash flow was $32 million in the third quarter compared with $37 million in the prior year. The decrease in cash flow was primarily due to the timing of working capital and capital expenditures.

Other Measures

Total backlog was $3.1 billion and 12-month backlog was $1.4 billion, which are both consistent with the prior year. Bookings in the quarter totaled $609 million.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EST on Nov. 4, 2019. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Nov. 9, 2019. To access the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode 4489487.

About Itron

Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within in the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements relate to our expectations about, among others, revenues, operations, financial performance, earnings, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Product revenues	$552,897	$525,716	$1,663,794	$1,578,740
Service revenues	71,577	70,246	210,293	210,333
Total revenues	624,474	595,962	1,874,087	1,789,073
Cost of revenues
Product cost of revenues	389,778	357,194	1,176,913	1,106,586
Service cost of revenues	38,292	41,671	122,293	128,958
Total cost of revenues	428,070	398,865	1,299,206	1,235,544
Gross profit	196,404	197,097	574,881	553,529

Operating expenses
Sales, general and administrative	83,666	89,556	264,640	332,833
Research and development	50,612	47,239	150,551	162,298
Amortization of intangible assets	16,095	17,960	48,185	53,699
Restructuring	6,592	666	7,685	82,908
Total operating expenses	156,965	155,421	471,061	631,738

Operating income (loss)	39,439	41,676	103,820	(78,209)
Other income (expense)
Interest income	517	431	1,379	1,725
Interest expense	(12,868)	(14,171)	(39,899)	(44,320)
Other income (expense), net	(2,759)	(2,434)	(6,463)	(2,598)
Total other income (expense)	(15,110)	(16,174)	(44,983)	(45,193)

Income (loss) before income taxes	24,329	25,502	58,837	(123,402)
Income tax benefit (provision)	(6,152)	(5,715)	(20,692)	1,692
Net Income (loss)	18,177	19,787	38,145	(121,710)
Net income (loss) attributable to noncontrolling interests	1,330	(95)	3,759	1,417
Net income (loss) attributable to Itron, Inc.	$16,847	$19,882	$34,386	$(123,127)

Net income (loss) per common share - Basic	$0.43	$0.51	$0.87	$(3.14)
Net income (loss) per common share - Diluted	$0.42	$0.50	$0.86	$(3.14)

Weighted average common shares outstanding - Basic	39,478	39,340	39,508	39,177
Weighted average common shares outstanding - Diluted	39,903	39,909	39,884	39,177

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Product revenues
Device Solutions	$211,096	$216,371	$644,254	$693,544
Networked Solutions	330,487	297,726	978,259	852,819
Outcomes	11,314	11,619	41,281	32,377
Total Company	$552,897	$525,716	$1,663,794	$1,578,740

Service revenues
Device Solutions	$2,253	$3,879	$8,573	$12,219
Networked Solutions	25,734	22,782	70,305	66,193
Outcomes	43,590	43,585	131,415	131,921
Total Company	$71,577	$70,246	$210,293	$210,333

Total revenues
Device Solutions	$213,349	$220,250	$652,827	$705,763
Networked Solutions	356,221	320,508	1,048,564	919,012
Outcomes	54,904	55,204	172,696	164,298
Total Company	$624,474	$595,962	$1,874,087	$1,789,073

Gross profit
Device Solutions	$40,945	$46,484	$122,451	$148,831
Networked Solutions	135,406	133,057	388,717	359,588
Outcomes	20,053	17,556	63,713	45,110
Total Company	$196,404	$197,097	$574,881	$553,529

Operating income (loss)
Device Solutions	$27,905	$33,019	$81,717	$105,721
Networked Solutions	105,637	103,998	298,994	265,882
Outcomes	10,843	6,372	35,620	9,966
Corporate unallocated	(104,946)	(101,713)	(312,511)	(459,778)
Total Company	$39,439	$41,676	$103,820	$(78,209)

ITRON, INC.
METER AND MODULE SUMMARY

(Unaudited, Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Itron Endpoints
Standard endpoints (1)	5,420	5,760	16,460	17,400
Networked endpoints (1)	3,940	3,720	12,180	11,190
Total endpoints	9,360	9,480	28,640	28,590
(1)

As of the second quarter of 2019, we have refined the definition of a standard endpoint to more closely align to the segment performance of Device Solution and Networked Solutions as reported in the Operating Segment Results section below. The quantities presented for the three and nine months ended September 30, 2018 and for the three months ended March 31, 2019, as included in the nine-month period for 2019, have been recast to align with the refined definitions of standard and networked endpoints. The total endpoints shipped for each period is unchanged.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$140,938	$120,221
Accounts receivable, net	468,477	437,161
Inventories	231,081	220,674
Other current assets	126,527	118,085
Total current assets	967,023	896,141

Property, plant, and equipment, net	225,658	226,551
Deferred tax assets, net	59,332	64,830
Restricted cash	762	2,056
Other long-term assets	44,998	45,288
Operating lease right-of-use assets, net	78,386	—
Intangible assets, net	202,321	257,583
Goodwill	1,097,408	1,116,533
Total assets	$2,675,888	$2,608,982

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$315,394	$309,951
Other current liabilities	62,017	70,136
Wages and benefits payable	117,409	88,603
Taxes payable	18,026	14,753
Current portion of debt	38,750	28,438
Current portion of warranty	38,018	47,205
Unearned revenue	94,989	93,621
Total current liabilities	684,603	652,707

Long-term debt	930,394	988,185
Long-term warranty	15,864	13,238
Pension benefit obligation	88,374	91,522
Deferred tax liabilities, net	1,445	1,543
Operating lease liabilities	67,024	—
Other long-term obligations	126,268	127,739
Total liabilities	1,913,972	1,874,934

Equity
Common stock	1,335,353	1,334,364
Accumulated other comprehensive loss, net	(207,054)	(196,305)
Accumulated deficit	(391,010)	(425,396)
Total Itron, Inc. shareholders' equity	737,289	712,663
Non-controlling interests	24,627	21,385
Total equity	761,916	734,048
Total liabilities and equity	$2,675,888	$2,608,982

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2019	2018
Operating activities
Net income (loss)	$38,145	$(121,710)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	85,691	92,428
Amortization of operating lease right-of-use assets	13,847	—
Stock-based compensation	21,064	23,069
Amortization of prepaid debt fees	3,686	5,825
Deferred taxes, net	4,990	(13,141)
Restructuring, non-cash	(2,147)	569
Other adjustments, net	(6,121)	(30)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(39,385)	7,774
Inventories	(15,762)	(10,072)
Other current assets	(10,494)	(9,797)
Other long-term assets	7,945	3,817
Accounts payable, other current liabilities, and taxes payable	(4,063)	4,494
Wages and benefits payable	30,220	2,166
Unearned revenue	6,746	27,869
Warranty	(5,506)	3,167
Other operating, net	(756)	50,955
Net cash provided by operating activities	128,100	67,383

Investing activities
Acquisitions of property, plant, and equipment	(44,570)	(42,493)
Business acquisitions, net of cash equivalents acquired	—	(803,075)
Other investing, net	9,977	(181)
Net cash used in investing activities	(34,593)	(845,749)

Financing activities
Proceeds from borrowings	50,000	761,938
Payments on debt	(100,313)	(332,297)
Issuance of common stock	7,117	8,283
Repurchase of common stock	(25,000)	—
Prepaid debt fees	(175)	(24,042)
Other financing, net	(5,221)	(5,526)
Net cash provided by (used in) financing activities	(73,592)	408,356

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(543)	(6,175)
Increase (decrease) in cash, cash equivalents, and restricted cash	19,372	(376,185)
Cash, cash equivalents, and restricted cash at beginning of period	122,328	487,335
Cash, cash equivalents, and restricted cash at end of period	$141,700	$111,150

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, corporate transition costs, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, corporate transition costs, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, corporate transition costs, acquisition and integration, goodwill impairment, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods, beginning the first quarter of 2019, the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in ASC 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, corporate transition costs, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow - We define free cash flow as net cash provided by (used in) operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
NON-GAAP NET INCOME & DILUTED EPS
GAAP income (loss) attributable to Itron, Inc.	$16,847	$19,882	$34,386	$(123,127)
Amortization of intangible assets	16,095	17,960	48,185	53,699
Amortization of debt placement fees	1,240	1,178	3,555	5,693
Restructuring	6,592	666	7,685	82,908
Corporate transition cost	57	—	1,613	—
Acquisition and integration related expense	3,834	10,079	24,593	83,874
Income tax effect of non-GAAP adjustments (1)	(3,269)	(4,719)	(16,131)	(32,451)
Non-GAAP net income attributable to Itron, Inc. (1)	$41,396	$45,046	$103,886	$70,596

Non-GAAP diluted EPS (1)	$1.04	$1.13	$2.60	$1.77

Weighted average common shares outstanding - Diluted	39,903	39,909	39,884	39,825

ADJUSTED EBITDA
GAAP income (loss) attributable to Itron, Inc.	$16,847	$19,882	$34,386	$(123,127)
Interest income	(517)	(431)	(1,379)	(1,725)
Interest expense	12,868	14,171	39,899	44,320
Income tax provision (benefit)	6,152	5,715	20,692	(1,692)
Depreciation and amortization of intangible assets	28,623	30,449	85,691	92,428
Restructuring	6,592	666	7,685	82,908
Corporate transition cost	57	—	1,613	—
Acquisition and integration related expense	3,834	10,079	24,593	83,874
Adjusted EBITDA	$74,456	$80,531	$213,180	$176,986

FREE CASH FLOW
Net cash provided by operating activities	$50,037	$50,504	$128,100	$67,383
Acquisitions of property, plant, and equipment	(18,059)	(13,184)	(44,570)	(42,493)
Free Cash Flow	$31,978	$37,320	$83,530	$24,890

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$39,439	$41,676	$103,820	$(78,209)
Amortization of intangible assets	16,095	17,960	48,185	53,699
Restructuring	6,592	666	7,685	82,908
Corporate transition cost	57	—	1,613	—
Acquisition and integration related expense	3,834	10,079	24,593	83,874
Non-GAAP operating income	$66,017	$70,381	$185,896	$142,272

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$156,965	$155,421	$471,061	$631,738
Amortization of intangible assets	(16,095)	(17,960)	(48,185)	(53,699)
Restructuring	(6,592)	(666)	(7,685)	(82,908)
Corporate transition cost	(57)	—	(1,613)	—
Acquisition and integration related expense	(3,834)	(10,079)	(24,593)	(83,874)
Non-GAAP operating expenses	$130,387	$126,716	$388,985	$411,257
(1)

The income tax effect of non-GAAP adjustments is calculated using the statutory tax rates for the relevant jurisdictions, provided no valuation allowance exists. If a valuation allowance exists, there is no tax impact to the non-GAAP adjustment. Effective for the first quarter of 2019, we use the budgeted annual effective tax rate (AETR) for interim periods, with adjustments for discrete items, as defined in ASC 740 - Income Taxes. This method impacts interim periods only and does not impact full year tax results, as any difference between the budgeted or revised AETR and the actual AETR for non-GAAP adjustments would be recognized in the fourth quarter of the year. If the revised methodology had been applied in the third quarter of 2018, non-GAAP net income would have decreased by $4.8 million to $40.2 million, and diluted non-GAAP EPS would have decreased by $0.12 to $1.01. If the methodology had been applied in the nine months ended September 30, 2018 non-GAAP net income would have increased by $1 million to $71.5 million, and diluted non-GAAP EPS would have increased by $0.03 to $1.80.

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574